Deloitte &
  Touche LLP
50 Fremont Street                       Telephone: (415) 247-4000
San Francisco, California 94105-2230    Facsimile: (415) 247-4329


To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of The Gap, Inc. and subsidiaries for the thirty-nine week periods ended October 31, 1998 and November 1, 1997, as indicated in our report dated November 10, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 31, 1998, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement No. 33-54688, Registration Statement No. 33-54690, Registration Statement No. 33-56021, Registration Statement No. 333-00417, Registration Statement No. 333-12337, Registration Statement No. 333-36265, and Registration Statement No. 333-68285.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

December 10, 1998

Deloitte Touche
Tohmatsu
International